Exhibit 99.1
Audit Committee Letter

March 14, 2012

The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Cincinnati (FHLBank) at year-end 2011 was composed of six Directors, two who represent the public sector and four who represent industry members. The members of the Audit Committee at year-end 2011 were Billie W. Wade, Chair; Grady P. Appleton; James R. DeRoberts; Mark N. DuHamel; Leslie D. Dunn; and William J. Small.

The 2012 Audit Committee is comprised of eight Directors, two who represent the public sector and six who represent industry members. Both the 2011 and 2012 Audit Committee members are independent, as defined by the Federal Housing Finance Agency.

The Audit Committee oversees the FHLBank's financial reporting process; reviews compliance with laws, regulations, policies and procedures; and evaluates the adequacy of administrative, operating, and internal accounting controls. The Audit Committee has adopted and is governed by a written charter which is posted on the FHLBank's Web site at www.fhlbcin.com. The Audit Committee met on 13 occasions to satisfy its responsibilities during 2011 in compliance with the charter. In fulfilling its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements with management and the Independent Registered Public Accounting Firm. The Audit Committee also discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by PCAOB AU380, Communication with Audit Committees, Statement on Auditing Standards (SAS) No. 61 and (SAS) No. 90, Audit Committee Communications. The Committee also received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standard Board Statement No. 1, and discussed with the auditors the Firm's independence.

Based on the review and discussions referred to above, the current members of the Audit Committee recommended to the Board of Directors that the FHLBank's audited financial statements for the fiscal year ended December 31, 2011, be included in the FHLBank's annual report on Form 10-K filed with the Securities and Exchange Commission.

Billie W. Wade, Chair
Grady P. Appleton
James R. DeRoberts
Mark N. DuHamel
Leslie D. Dunn
James A. England
Steven D. Hailer
William J. Small